Exhibit 99.1

FOR IMMEDIATE RELEASE	March 18, 2010

Versar, Inc. acquires ADVENT Environmental, Inc

Offices

Headquarters
Springfield, VA

Inside the U.S.
Baltimore, MD
Columbia, MD
Charleston, SC
Gaithersburg, MD
Germantown, MD
Richmond, VA
Norfolk, VA
Chicago, IL
San Antonio, TX
Denver, CO
Dugway, UT
Tempe, AZ
Sacramento, CA

Outside the U.S.
Kabul, Afghanistan
Milton Keynes, UK
Baghdad, Iraq
Abu Dhabi, UAE

Springfield, Virginia, March 18, 2010 – Versar, Inc (NYSE Amex: VSR) announced today that it has acquired ADVENT Environmental, Inc. (“Advent”).  Advent, headquartered in Charleston, South Carolina, is a Department of Defense, full service environmental contractor with significant capabilities in Military Munitions Response Plans (MMRP) and Unexploded Ordinance (UXO) clean-up.

The Advent acquisition was accomplished with cash, note and an earn-out and is expected to be accretive in the first year.  Advent will add over $12 million in annualized gross revenue and provide Versar additional overall contract capacity with the Department of Defense in excess of $100 million and a funded backlog of $10 million  Advent’s clients include the U.S. Army Corps of Engineers (USACE), The Air Force Center of Environmental Excellence (AFCEE) and the U.S. Navy.

Tony Otten, CEO of Versar, said, “The acquisition of Advent Environmental is a great strategic fit for Versar.  We are extremely excited about the opportunities this combination offers.  Our cultures are similar and Advent’s technical capabilities compliment our own.  MMRP and UXO clean-up are a major new Versar initiative which will move ahead faster and become stronger with the joint Advent-Versar resources.”

Advent’s management will stay intact and report to Jeff Moran, Versar’s Compliance and Environmental Group’s Sr. Vice President.  Kenna Sellers, Advent’s CEO said, “The combination of two outstanding under - 500 Federal contractors will allow us to combine our resources and deliver outstanding service to our clients.”

VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization.  VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, http://www.geomet.com; http://www.viap.com; http://www.dtaps.com; www.ppsgb.com; www.adventenv.com.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 26, 2009.  The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:                                                                  Michael J. Abram                                (703) 642-6706
 Senior Vice President
 Email: mabram@versar.com

Investor Relations Contact:                               Andrew J. Kaplan                                (732) 747-0702
 Barry Kaplan Associates
 623 River Road
 Fair Haven, NJ  07704
 Email: smallkap@aol.com